Exhibit 99.2

CARRIZO OIL & GAS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands, except per share data)

	September 30, 2014
	Historical	Pro Forma Adjustments		Pro Forma
Assets
Total current assets	$145,159	($17,149)	(1)(2)	$128,010
Property and equipment
Oil and gas properties, net, full cost method	2,247,567	247,383	(1)	2,494,950
Other property and equipment, net	7,580	—		7,580
Total property and equipment, net	2,255,147	247,383		2,502,530
Other assets	40,528	—		40,528
Total Assets	$2,440,834	$230,234		$2,671,068

Liabilities and Shareholders’ Equity
Total current liabilities	$373,526	$136,850	(2)(4)	$510,376
Long-term debt	1,019,791	92,961	(3)	1,112,752
Other liabilities	85,638	423	(1)	86,061
Total liabilities	1,478,955	230,234		1,709,189
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value	461	—		461
Additional paid-in capital	908,133	—		908,133
Retained earnings	53,285	—		53,285
Total shareholders’ equity	961,879	—		961,879
Total Liabilities and Shareholders’ Equity	$2,440,834	$230,234		$2,671,068

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

CARRIZO OIL & GAS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(in thousands, except per share data)

	Nine Months Ended September 30, 2014
	Historical	Acquired Properties		Pro Forma Adjustments		Pro Forma
Revenues
Crude oil	$469,601	$36,046	(1)	$—		$505,647
Natural gas liquids	19,669	4,910	(1)	—		24,579
Natural gas	57,642	4,475	(1)	—		62,117
Total revenues	546,912	45,431		—		592,343

Costs and Expenses
Lease operating	51,002	5,216	(1)	—		56,218
Production taxes	22,666	2,126	(1)	—		24,792
Ad valorem taxes	5,569	528	(1)	—		6,097
Depreciation, depletion and amortization	228,912	—		10,439	(2)	239,351
General and administrative	65,481	—		—		65,481
Gain on derivatives, net	(11,153)	—		—		(11,153)
Interest expense, net	36,557	—		4,594	(3)	41,151
Other expense, net	1,536	—		—		1,536
Total costs and expenses	400,570	7,870		15,033		423,473

Income From Continuing Operations Before Income Taxes	146,342	37,561		(15,033)		168,870
Income tax expense	(53,510)	—		(7,885)	(4)	(61,395)
Income From Continuing Operations	$92,832	$37,561		($22,918)		$107,475

Income From Continuing Operations Per Common Share
Basic	$2.05					$2.37
Diluted	$2.01					$2.33

Weighted Average Common Shares Outstanding
Basic	45,277					45,277
Diluted	46,109					46,109

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

CARRIZO OIL & GAS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(in thousands, except per share data)

	Year Ended December 31, 2013
	Historical	Acquired Properties		Pro Forma Adjustments		Pro Forma
Revenues
Crude oil	$421,311	$43,376	(1)	$—		$464,687
Natural gas liquids	15,530	5,995	(1)	—		21,525
Natural gas	83,341	6,168	(1)	—		89,509
Total revenues	520,182	55,539		—		575,721

Costs and Expenses
Lease operating	46,828	3,904	(1)	—		50,732
Production taxes	19,811	2,601	(1)	—		22,412
Ad valorem taxes	8,701	689	(1)	—		9,390
Depreciation, depletion and amortization	214,291	—		19,743	(2)	234,034
General and administrative	77,492	—		—		77,492
Loss on derivatives, net	18,417	—		—		18,417
Interest expense, net	54,689	—		6,297	(3)	60,986
Loss on sale of oil and gas properties	45,377	—		—		45,377
Other income, net	(185)	—		—		(185)
Total costs and expenses	485,421	7,194		26,040		518,655

Income From Continuing Operations Before Income Taxes	34,761	48,345		(26,040)		57,066
Income tax expense	(12,903)	—		(7,807)	(4)	(20,710)
Income From Continuing Operations	$21,858	$48,345		($33,847)		$36,356

Income From Continuing Operations Per Common Share
Basic	$0.54					$0.89
Diluted	$0.53					$0.88

Weighted Average Common Shares Outstanding
Basic	40,781					40,781
Diluted	41,355					41,355

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

CARRIZO OIL & GAS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION
On October 24, 2014, Carrizo Oil & Gas, Inc. (the “Company”) completed the acquisition of interests in oil and gas properties (“the Properties”) from Eagle Ford Minerals, LLC (“EFM”) primarily in LaSalle, Atascosa and McMullen Counties, Texas in the Eagle Ford Shale (the “Eagle Ford Shale Transaction”). The Eagle Ford Shale Transaction had an effective date of October 1, 2014, with an agreed upon purchase price of $250.0 million, subject to post-closing and working capital adjustments. The Company paid approximately $93.0 million at closing, which represented $100.0 million of the agreed upon purchase price, less $7.0 million of working capital adjustments, which was funded with borrowings under its revolving credit facility. The Company is required to pay the remaining portion of the agreed upon purchase price of $150.0 million no later than February 16, 2015, which is expected to be funded with borrowings under the revolving credit facility. Prior to the Eagle Ford Shale Transaction, the Company and EFM were joint working interest owners in the Properties, for which the Company acted as the operator and owned an approximate 75% working interest in all of such Properties. After giving effect to the Eagle Ford Shale Transaction, the Company holds an approximate 100% working interest in the Properties.
The Company issued $300.0 million aggregate principal amount of 7.50% Senior Notes due 2020 in a private placement which closed on October 30, 2014. A portion of the net proceeds from the offering of such 7.50% Senior Notes was used to repay the borrowings under the revolving credit facility for the payment of the initial portion of the agreed upon purchase price of the Eagle Ford Shale Transaction. The Company has presented the effects of financing of the Eagle Ford Shale Transaction with borrowings under the revolving credit facility rather than with the net proceeds from the senior notes offering as the Company had availability to fund the Eagle Ford Shale Transaction with borrowings under the revolving credit facility and the senior notes offering was not directly related to the Eagle Ford Shale Transaction.
The following unaudited pro forma combined financial information is presented to illustrate the effect of the Eagle Ford Shale Transaction on the Company's historical financial position and results of operations. The unaudited pro forma condensed combined balance sheet as of September 30, 2014 is based on the historical consolidated balance sheet as of September 30, 2014 assuming the Eagle Ford Shale Transaction occurred on September 30, 2014. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2014 and the year ended December 31, 2013 are based on the historical consolidated statements of income for such periods after giving effect to the Eagle Ford Shale Transaction as if it had occurred on January 1, 2013. The unaudited pro forma combined financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto contained in the Company’s 2013 Annual Report on Form 10-K, filed on March 3, 2014, and its quarterly reports on Form 10-Q filed on May 7, 2014, August 5, 2014 and November 6, 2014 and the audited combined statements of revenues and direct operating expenses filed herewith.
The unaudited pro forma condensed combined balance sheet is based on the preliminary allocation of the purchase price and working capital adjustments before certain post-closing adjustments which will relate to any differences between estimated and actual revenues, operating expenses and capital expenditures prior to the October 1, 2014 effective date and therefore will not affect the purchase price. Purchase price adjustments will relate to the revenues, operating expenses and capital expenditures from the October 1, 2014 effective date and the October 24, 2014 closing date and are not reflected in the unaudited pro forma condensed combined balance sheet. As a result, the final purchase price may be different than the preliminary purchase price.
The unaudited pro forma combined financial information does not purport to represent what the statements of income would have been had the Eagle Ford Shale Transaction occurred on January 1, 2013, nor is it indicative of the Company’s future operating results. The Company's management believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the Eagle Ford Shale Transaction.

2. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
The unaudited pro forma condensed combined balance sheet as of September 30, 2014 reflects the following pro forma adjustments:

(1)
The Eagle Ford Shale Transaction is accounted for under the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standard Codification Topic 805, Business Combinations. Under the acquisition method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated acquisition date fair values. Purchase price adjustments will relate to the revenues, operating expenses and capital expenditures from the October 1, 2014 effective date and the October 24, 2014 closing date. The preliminary allocation of the purchase price is presented below:

Assets	(In thousands)
Current assets	$485
Oil and gas properties	247,383
Total assets acquired	$247,868

Liabilities
Other liabilities	$423
Total liabilities assumed	423
Net Assets Acquired	$247,445

(2)	Reflect the $7.0 million of net working capital adjustments received at closing.

(3)
Reflect the borrowings under the revolving credit facility to fund the initial portion of the agreed upon purchase price paid at closing of $100.0 million less the $7.0 million of net working capital adjustments received at closing.

(4)
Reflect the present value of expected cash to be paid for the remaining balance due to EFM for the Eagle Ford Shale Transaction, subject to post-closing adjustments, on or prior to February 16, 2015, which the Company expects to fund with borrowings under the revolving credit facility.

3. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2014 and the year ended December 31, 2013 reflect the following pro forma adjustments:

(1)	Record the revenues and direct operating expenses of the Properties.

(2)	Adjust depreciation, depletion and amortization to give effect to the acquisition of the Properties.

(3)
Increase interest expense, net primarily resulting from the amounts outstanding under the revolving credit facility used to fund the acquisition of the Properties. A 1/8% change in the interest rate associated with revolving credit facility would result in a change in interest expense, net of approximately $0.1 million and $0.2 million for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively.

(4)	Record income tax effect of the revenues and direct operating expenses of the Properties as well as pro forma adjustments using the U.S. federal statutory rate of 35%.